SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐
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☐     Preliminary Proxy Statement
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☐     Definitive Proxy Statement
☑     Definitive Additional Materials
☐     Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
WARWICK VALLEY TELEPHONE COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)
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November 3, 2005

Herbert Gareiss, Jr.
President & CEO

November 3, 2005	845 986-2100
fax 845 986-6699
h.gareiss@wvtc.com
Dear Fellow Shareholder:
Mr. Goldstein: Misleading Shareholders or Just Misunderstanding the Facts?
Recently you may have received a lengthy letter from a Mr. Lawrence Goldstein of Santa Monica Partners. We urge you to treat his letter with caution. In his letter, Mr. Goldstein shows what we believe is a reckless disregard for and a lack of knowledge of the facts. Moreover, we are truly shocked and dismayed by Mr. Goldstein’s personal attacks on members of your management team and Board.
We would normally not dignify such a letter with a response; however, we feel we should respond since Mr. Goldstein has stooped to using questionable tactics in a desperate attempt to build support for a shareholder proposal he has filed. Under these circumstances we feel it is important to set the record straight.
While we will not refute his accusations point by point, we will respond to certain issues in order to provide shareholders with the facts and to encourage shareholders to REJECT Mr. Goldstein’s tactics by voting AGAINST Mr. Goldstein’s proposal that the Company be sold (proposal 4 on the enclosed proxy).
Let WVT Set the Record Straight
In his letter, Mr. Goldstein has misrepresented certain significant facts, which suggests to us that he is either purposely attempting to mislead shareholders or he simply does not understand the issues.
For example, Mr. Goldstein opens his letter by making certain allegations about the competence of management. He attempts to back up his outrageous allegations by citing a report from the Company’s former auditor, PricewaterhouseCoopers. What Mr. Goldstein fails to disclose to you is that the report he references was NOT written by PricewaterhouseCoopers, but instead was written by management in diligent satisfaction of its obligations under Section 404 of the Sarbanes-Oxley Act (“SOX”).
In his letter, Mr. Goldstein also puts the phrase “competent personnel” in quotes as if to imply that it was part of the report – it was not. In fact, those words do not appear together anywhere in the report.
Such blatant misrepresentations should cause shareholders to question any statements made by Mr. Goldstein. Either he has misread the report or he has chosen to purposely mislead shareholders.
47 Main Street · PO Box 592 · Warwick, New York 10990-0592

Warwick’s Financial Filings are on Track
We are pleased to tell you that WVT is now in compliance with Nasdaq’s reporting requirements. Mr. Goldstein has been very vocal in criticizing management about the delays in our financial filings. Let us explain why some of these delays took place.
Under SOX , companies with a market capitalization of $75 million or more, and their auditors, were generally required to report on the status of their internal control over financial reporting in their Annual Reports on Form 10-K for 2004. The threshold for reporting is based on market capitalization, not revenues or assets, that is, not on the structure or financial strength of the issuers. Companies with smaller market capitalizations have substantially longer to comply. Mr. Goldstein once berated the Company’s President for even trying to comply so soon, because Mr. Goldstein thought that $75 million referred to something other than market capitalization. Once again, another issue Mr. Goldstein appears to have misunderstood or did not thoroughly do his homework on.
The Company could not file its Form 10-K on time because, like many small companies, its internal control was based on direct experience and supervision and was not fully automated. In addition, WVT had to replace its CFO in the middle of the entire process. Because Quarterly Reports on Form 10-Q contain annual numbers for comparison, they cannot be filed if the 10-K hasn’t been filed. As a result of the filing delays, Nasdaq notified the Company that its Common Shares might be delisted. Ultimately, Nasdaq granted the Company extensions of time to file.
The Company has met its deadlines and has been notified by Nasdaq that its trading symbol will be returned to WWVY. The Company’s third-quarter 10-Q should be filed on time.
Positive Effects of SOX
Complying with SOX is an enormous and expensive undertaking for a small company like Warwick. The financial press is full of reports about the disproportionate burden on smaller companies in general. The cost of compliance is something public companies have to bear. The investment in documentation, analysis and reorganization should, however, increase efficiency. Once the Company has installed the automated systems it is planning, efficiency should increase even further, allowing management to focus even more attention on strategy and execution.
Compliance has brought another benefit as well. The Company’s management and staff have proved their dedication and resourcefulness in analyzing the Company’s internal controls and have shown an extraordinary willingness to work endless hours to accomplish that goal. As a result, we as a Company will be better positioned to meet the increased competition we now face. Heightened teamwork, new operating systems and the Company’s restructuring (flattening of the organization) can only be a benefit. Mr. Goldstein’s story of a revolving door for management is just that, a story.
Further Distortions of Fact
We would like to point out another issue that has been distorted by Mr. Goldstein. In his letter Mr. Goldstein states that Warwick fired its previous auditors Bush & Germain. That was not the case at all. As we reported in our 2003 proxy statement, Bush & Germain made a business decision not to audit public companies after SOX was enacted, because they believed the requirements SOX imposed on auditors were too onerous. They resigned from the account. They were not fired by the Company.

Our Strategy for the Future
According to Mr. Goldstein, management has no strategy. Once again Mr. Goldstein is wrong. The fundamentals of our strategy are no secret. The Company has reported many times how it has been expanding and developing broadband services including video, and how it has been working to offer new products and reach more customers. The Company is expanding its reach through the ION consortium, so that its investment in video can be made available to new customers in upstate New York. WVT actively markets its existing and new products to new residents and businesses throughout the communities it serves, while trying to expand the scope of those communities geographically. It devises and implements new programs for standard products, such as the campaign that has significantly increased the number of its long-distance customers. In addition WVT was ready to introduce this year another new and vibrant product, WVT eTalk. This voice over the Internet (VoIP) service was stopped due to the FCC’s mandating stringent new rules on the handling of emergency 911 calls. When we resolve this industry wide issue to our satisfaction, we are ready to roll out WVT eTalk.
Listening to Shareholders and Serving Customer Needs
Mr. Goldstein says the Company does not listen to him, but the real truth is that the Company has in fact listened to him again and again and has reviewed his proposals, only to find that the proposals don’t work, don’t work the way they are alleged to, or just aren’t desirable for good business reasons. Here again Mr. Goldstein is distorting the facts.
Years ago, WVT won the right to participate in the Orange County – Poughkeepsie Limited Partnership (O/P) and to enter into a new era of telephony for the benefit of our customers. O/P has also enabled WVT to modernize and innovate as technology continued to change. WVT’s record as a leader in modernization is well known within our industry. Its customers enjoy excellent service by conveniently located staff. Its employees and management work hard and constantly test new ideas in the Company’s marketplace.
Management and the Board remain dedicated to our customers and shareholders alike and have positioned the Company for the competitive challenges that lie ahead. On the other hand, Mr. Goldstein has a history of making unreasonable and unworkable suggestions regarding the Company’s business strategy and future. He continues to show a reckless disregard for the facts and for the realities of running the Company as a business. It is clear that his motives are to forward only his interests and personal gain. For these reasons, we urge you to:
•	Reject Mr. Goldstein and His Tactics
•	Support Your Board and Management
•	Vote AGAINST the Shareholder Proposal (Item 4 on the enclosed proxy).

IMPORTANT UPDATE – ISS Recommends a Vote Against the Goldstein Proposal
     Earlier this week, Institutional Shareholders Services (“ISS”), the world’s leading provider of proxy advisory services, recommended to investors that they vote Against the shareholder proposal filed by Mr. Goldstein.
     In its analysis ISS states “Based on the company’s performance over the past five years, in our opinion, there is no compelling evidence that the drastic measure described by the proponent is in shareholders’ best interests.”
     The Company is very pleased with the ISS report. This highly regarded independent expert shares our strongly held view that Mr. Goldstein’s proposal could be disruptive to the Company and detrimental to shareholders.
Thank you for your continued support,
Herbert Gareiss, Jr.
President & CEO
On Behalf of Your Board of Directors
What You Should Do
1.	If you have not yet voted, please sign, date and return the enclosed proxy card voting FOR proposals 1 through 3 and AGAINST proposal 4.
2.	If you have already voted, we ask you to reconfirm your vote by completing, signing, dating and returning the enclosed proxy card.
3.	If your shares are held in the name of a broker, you must return your proxy card to your broker in order for your shares to be voted as recommended by your Board. DO NOT return your proxy to Warwick. DO NOT bring your proxy to the annual meeting to vote.

ANNUAL MEETING OF SHAREHOLDERS OF
WARWICK VALLEY TELEPHONE COMPANY
November 17, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

âPlease detach along perforated line and mail in the envelope provided.â
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT NINE,“FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” THE PROPOSAL TO APPROVE WithumSmith+Brown, P.C. AS THE COMPANY’S INDEPENDENT ACCOUNTANTS, AND “AGAINST” THE SHAREHOLDER PROPOSAL. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

2.	THE BOARD OF DIRECTORS HAS NOMINATED THREE PERSONS LISTED BELOW TO SERVE AS DIRECTORS UNTIL 2008 AND ONE PERSON LISTED BELOW TO SERVE AS DIRECTOR UNTIL 2006:

NOMINEES:
☐	FOR ALL NOMINEES	O Philip S. Demarest	Until 2008
		O Herbert Gareiss, Jr.	Until 2008
☐	WITHHOLD AUTHORITY	O Corinna S. Lewis	Until 2008
	FOR ALL NOMINEES	O Joseph J. Morrow	Until 2006

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
1.	PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT NINE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS.	☐	☐	☐

3.	PROPOSAL TO APPROVE THE SELECTION OF WithumSmith+Brown, P.C. AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2005.	☐	☐	☐

     The Board of Directors recommends a vote AGAINST the following proposal:

		FOR	AGAINST	ABSTAIN
4.	SHAREHOLDER PROPOSAL URGING FOR THE PROMPT SALE OF THE COMPANY.	☐	☐	☐
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

THIS PROXY REVOKES ALL PRIOR PROXIES.

Please check here if you plan to attend the meeting. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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WARWICK VALLEY TELEPHONE COMPANY
47 MAIN STREET, WARWICK, NY 10990
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints ZIGMUND C. NOWICKI, JR. and DORINDA MASKER, and each of them, proxies for the undersigned, with full power of substitution, to vote all of the Common Shares, par value $0.01, of WARWICK VALLEY TELEPHONE COMPANY owned by the undersigned at the Annual Meeting of Shareholders of Warwick Valley Telephone Company to be held at The Harness Racing Museum and Hall of Fame, 240 Main Street, Goshen, New York 10924 on November 17, 2005 at 2:00 p.m., local time, and at any adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY THE UNDERSIGNED. UNLESS AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES IS SPECIFICALLY WITHHELD ACCORDING TO THE INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTORS. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED: IN FAVOR OF FIXING THE NUMBER OF DIRECTORS AT NINE; IN FAVOR OF THE APPROVAL OF THE SELECTION OF WithumSmith+Brown, P.C. AS THE COMPANY’S INDEPENDENT ACCOUNTANTS; AND AGAINST THE SHAREHOLDER PROPOSAL. THE UNDERSIGNED ACKNOWLEDGES RECEIPT WITH THIS PROXY OF A COPY OF THE NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT DATED OCTOBER 13, 2005, DESCRIBING MORE FULLY THE NOMINEES NAMED HEREIN.
(Continued and to be signed on the reverse side)

COMMENTS:

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